Exhibit 99.1

Mt. Pleasant, Michigan, May 31, 2012—Richard J. Barz, CEO of Isabella Bank Corporation, is pleased to announce the promotion of Steven Pung to President of Isabella Bank, effective July 1, 2012. In his new role, Steve will be responsible for the overall day-to-day management of the Bank.

In 1979, Steve joined Isabella Bank as Director of Personnel and was later promoted to Senior Vice President of Operations. Steve was then named Chief Operations Officer in 2009 and Executive Vice President in 2011. He earned his bachelor’s degree from Central Michigan University and is also a graduate of the Robert Perry School of Banking at CMU and the Graduate School of Banking at the University of Wisconsin, Madison.

“Steve’s leadership and dedication have significantly contributed to the success of our Bank. This promotion is a reflection of his continued commitment to Isabella Bank and the communities we serve,” commented Barz.

In addition to his achievements at the Bank, Steve is also very involved in the community. He is currently a member of the board of trustees for the Mt. Pleasant Area Community Foundation, chairperson for the MPACF scholarship committee, a member of the Art Reach Board of Trustees, a director and chair of the finance committee for McLaren-Central Michigan, and a member of the Mt. Pleasant First United Methodist Church. Steve and his wife, Sue, live in Mt. Pleasant.

Isabella Bank is a wholly owned subsidiary of Isabella Bank Corporation with $1.99 billion in assets under management. To learn more about Isabella Bank, visit any of our 25 convenient locations throughout mid-Michigan or our website at www.isabellabank.com.